UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                          Interact Commerce Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45839Y107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [ ]    Rule 13d-1(b)
               [ ]    Rule 13d-1(c)
               [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 2 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Ventures II Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 3 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Ventures II Offshore C.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 4 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Venture Partners II L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 5 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Offshore Management, N.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 6 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                486,504
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               486,504
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        486,504
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 7 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity Partners LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        486,504
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 8 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                67,605
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               67,605
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        554,109
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 29 PAGES

-------------------                                          ------------------
CUSIP NO. 45839Y107                   13G                    PAGE 9 OF 29 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James C. Furnivall
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        486,504
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 10 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                23,577
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               23,577
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        510,081
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 11 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                72,959
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               72,959
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        559,463
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 12 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                44,643
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               44,643
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        531,147
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 13 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Guy M. Russo
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        486,504
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 14 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John V. Balen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        486,504
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 15 OF 29 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                52,666
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              486,504
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               52,666
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                486,504
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        539,170
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 15 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 16 OF 29 PAGES
-------------------                                          -------------------

Item 1(a).        NAME OF ISSUER
                  --------------
                  Interact Commerce Corporation

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------
                  8800 North Gainey Center Drive, Suite 200
                  Scottsdale, AZ 85258

Item 2(a).        NAME OF PERSON FILING
                  ---------------------
                  This statement is filed by Canaan Ventures II Limited Partnership, a Delaware limited partnership, ("Canaan Ventures II"), Canaan Ventures II Offshore C.V., a Netherlands Antilles limited partnership, ("Canaan Ventures II Offshore"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners II L.P., a Delaware limited partnership, ("Canaan Partners"), Canaan Equity L.P., a Delaware limited partnership ("Canaan Equity"), Canaan Equity Partners LLC, a Delaware limited liability company ("CEP"), and Harry T. Rein, James C. Furnivall, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Guy M. Russo, John V. Balen, and Eric A. Young (collectively, the "Partners"). Canaan Partners (which serves as the sole general partner of Canaan Ventures II and one of the two general partners of Canaan Ventures II Offshore), Canaan Corporation (which serves as one of the other general partners of Canaan Ventures II Offshore), Canaan Equity, CEP (which serves as sole general partner of Canaan Equity), Messrs. Rein, Green, Kopchinsky, Young and Kamra (who serve as general partners of Canaan Partners), and Messrs. Rein, Furnivall, Russo, Green, Kopchinsky, Young, Kamra and Balen (who serve as managers of CEP) are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  -----------------------------------------------------------
                  Except in the case of Canaan Ventures II Offshore, Canaan Corporation, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Ventures II Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).        CITIZENSHIP
                  -----------
                  Each of Canaan Ventures II, Canaan Partners and Canaan Equity, is a limited partnership organized under the laws of Delaware. Canaan Ventures II Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. CEP is a limited liability company organized under the laws of Delaware. Each of the Partners are citizens of the United States.

                              PAGE 16 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 17 OF 29 PAGES
-------------------                                          -------------------

Item 2(d).        TITLE OF CLASS OF SECURITIES
                  ----------------------------
                  This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Interact Commerce Corporation ("the Company").

Item 2(e).        CUSIP NUMBER
                  ------------
                  CUSIP number 45839Y107

Item 3.           If this statement is filed pursuant to ss.ss.240.13d-1(b) or
                  ------------------------------------------------------------
                  240.13d-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------------
                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).
                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).
                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C 80a-8).
                  (e) [ ] An investment adviser in accordance with
                          ss.240.13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with ss.240.13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  None.

Item 4.           OWNERSHIP
                  ---------
                  (a) Mr. Rein owns 67,605 shares of Common Stock. Mr. Green owns 23,577 shares of Common Stock. Mr. Kopchinsky owns 44,643 shares of Common Stock. Mr. Kamra owns 47,959 shares of Common Stock and options to purchase 12,500 shares of Common Stock at $9.00 per share and options to purchase 12,500 shares at $16.75 per share as an individual. Mr. Young owns 52,666 shares of Common Stock.

                  (b) CEP, by virtue of its status as the sole general partner of Canaan Equity, may be deemed to be the beneficial owner of 486,504 shares, representing beneficial ownership of less than 5%. By virtue of their status as general partners of Canaan Partners and Managers of CEP, Messrs. Rein, Green, Kamra, Kopchinsky, and Young each may be deemed to be the beneficial owners of 486,504 shares representing in the case of each Partner, beneficial ownership of less than 5%. In addition, by virtue of their status as Managers of Canaan Equity Partners LLC, Messrs. Russo, Furnivall, and Balen each may be deemed to be beneficial owners of 486,504 shares representing in the case of each

                              PAGE 17 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 18 OF 29 PAGES
-------------------                                          -------------------

                  Manager, beneficial ownership of less than 5%. Mr. Rein, may be deemed to be beneficial owner of 554,109 shares, Mr. Kamra may be deemed to be beneficial owner of 559,463 shares, Mr. Green may be deemed to be beneficial owner of 510,081 shares, Mr. Kopchinsky may be deemed to be beneficial owner of 531,147 shares, and Mr. Young may be deemed to be beneficial owner of 539,170 shares, each of Messrs. Russo, Furnivall and Balen each may be deemed to be beneficial owners of 486,504 shares representing less than 5%. In addition, Mr. Kamra owns options to purchase Common Stock as outlined in (a) above, as an individual, which does not increase his percentage ownership. The foregoing percentages are based on the 20,043,000 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2000.

                                           NUMBER OF SHARES
                        ------------------------------------------------------
(c)  Reporting Person        (i)          (ii)         (iii)          (iv)
     -----------------  ------------  ------------  ------------  ------------
Canaan Ventures II               0             0             0             0
Canaan Ventures II Offshore      0             0             0             0
Canaan Partners                  0             0             0             0
Canaan Corporation               0             0             0             0
Canaan Equity              486,504             0       486,504             0
CEP                              0       486,504             0       486,504

Harry T. Rein               67,605       486,504        67,605       486,504
James C. Furnivall               0       486,504             0       486,504
Stephen L. Green            23,577       486,504        23,577       486,504
Deepak Kamra                72,959       486,504        72,959       486,504
Gregory Kopchinsky          44,643       486,504        44,643       486,504
Guy M. Russo                     0       486,504             0       486,504
John V. Balen                    0       486,504             0       486,504
Eric A. Young               52,666       486,504        52,566       486,504

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------
                  This statement is being filed to report the fact that as of the date hereof, all the Reporting Persons have ceased to be the beneficial owners of more than five percent (5%) of the class of securities.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON
                  ------
                  Not applicable.

Item 7.           IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ----------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY
                  -------
                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  ---------------------------------------------------------
                  Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP
                  ------------------------------
                  Not applicable.

                              PAGE 18 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 19 OF 29 PAGES
-------------------                                          -------------------


Item 10.          CERTIFICATION
                  -------------
                  Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



DATE:  February 14, 2001





































                              PAGE 19 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 20 OF 29 PAGES
-------------------                                          -------------------
                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Ventures II Limited Partnership

By:      Canaan Venture Partners II L. P.
         Its General Partner

By:               *
         ----------------------------------
         General Partner

Canaan Ventures II Offshore C. V.

By:      Canaan Offshore Management, N.V.
         Its General Partner
By:      Canaan Venture Partners II L.P.
         Its General Partner

By:               *
         ----------------------------------
         General Partner

Canaan Venture Partners II L.P.

By:               *
         ----------------------------------
         General Partner

Canaan Offshore Management, N.V.

By:               *
         ----------------------------------
         Director

Canaan Equity L.P.

By:      Canaan Equity Partners LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

Canaan Equity Partners LLC

By:               *
         ----------------------------------
         Manager

                              PAGE 20 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 21 OF 29 PAGES
-------------------                                          -------------------


                  *
-------------------------------------------
Harry T. Rein


                  *
-------------------------------------------
James C. Furnivall


                  *
-------------------------------------------
Stephen L. Green


                  *
-------------------------------------------
Deepak Kamra


                  *
-------------------------------------------
Gregory Kopchinsky


                  *
-------------------------------------------
Guy M. Russo


                  *
-------------------------------------------
John V. Balen


                  *
-------------------------------------------
Eric A. Young
                                                    *By:  /s/ Guy M. Russo
                                                          ----------------------
                                                          Guy M. Russo
                                                          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.





                              PAGE 21 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 22 OF 29 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------
                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Interact Commerce Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Canaan Ventures II Limited Partnership

By:      Canaan Venture Partners II L. P.
         Its General Partner

By:               *
         ----------------------------------
         General Partner

Canaan Ventures II Offshore C. V.

By:      Canaan Offshore Management, N.V.
         Its General Partner
By:      Canaan Venture Partners II L.P.
         Its General Partner

By:               *
         ----------------------------------
         General Partner

Canaan Venture Partners II L.P.

By:               *
         ----------------------------------
         General Partner

Canaan Offshore Management, N.V.

By:               *
         ----------------------------------
         Director

Canaan Equity L.P.

By:      Canaan Equity Partners LLC
         Its General Partner

By:               *
         ----------------------------------
         Manager

                              PAGE 22 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 23 OF 29 PAGES
-------------------                                          -------------------


Canaan Equity Partners LLC

By:               *
         ----------------------------------
         Manager


                  *
-------------------------------------------
Harry T. Rein

                  *
-------------------------------------------
James C. Furnivall

                  *
-------------------------------------------
Stephen L. Green

                  *
-------------------------------------------
Deepak Kamra

                  *
-------------------------------------------
Gregory Kopchinsky

                  *
-------------------------------------------
Guy M. Russo

                  *
-------------------------------------------
John V. Balen

                  *
-------------------------------------------
Eric A. Young


                                                    *By:  /s/ Guy M. Russo
                                                          ----------------------
                                                          Guy M. Russo
                                                          Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.



                              PAGE 23 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 24 OF 29 PAGES
-------------------                                          -------------------

                                                                      Exhibit 2
                                                                      ---------
                                POWER OF ATTORNEY
                                -----------------

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Ventures II Limited Partnership; Canaan Ventures II Offshore C.V.; Canaan Offshore Management, N.V. or Canaan Venture Partners II L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






















                              PAGE 24 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 25 OF 29 PAGES
-------------------                                          -------------------

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 29th day of January, 1998.

CANAAN VENTURES II LIMITED PARTNERSHIP

By:      Canaan Venture Partners II, L.P.
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner

CANAAN VENTURES II OFFSHORE C.V.

By:      Canaan Offshore Management, N.V.
         Its General Partner

By:      Canaan Venture Partners II, L.P.
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner

CANAAN VENTURE PARTNERS II, L.P.

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner

CANAAN OFFSHORE MANAGEMENT, N.V.

By:      /s/ Harry T. Rein
         ----------------------------------
         Director

                              PAGE 25 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 26 OF 29 PAGES
-------------------                                          -------------------


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Ventures II Limited Partnership; Canaan Ventures II Offshore C.V., Canaan Venture Partners II L.P., Canaan Equity L.P. or Canaan Equity Partners LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]






















                              PAGE 26 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 27 OF 29 PAGES
-------------------                                          -------------------

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of May, 1999.

CANAAN VENTURES II LIMITED PARTNERSHIP

By:      Canaan Venture Partners II L.P.
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner


CANAAN VENTURES II OFFSHORE C.V.

By:      Canaan Venture Partners II L.P.
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner

By:      Canaan Offshore Management, N.V.
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         President


CANAAN VENTURE PARTNERS II L.P.

By:      /s/ Harry T. Rein
         ----------------------------------
         General Partner


CANAAN EQUITY L.P.

By:      Canaan Equity Partners LLC
         Its General Partner

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager


CANAAN EQUITY PARTNERS LLC

By:      /s/ Harry T. Rein
         ----------------------------------
         Member/Manager

                              PAGE 27 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 28 OF 29 PAGES
-------------------                                          -------------------


/s/ Harry T. Rein
-------------------------------------------
Harry T. Rein



/s/ Guy M. Russo
-------------------------------------------
Guy M. Russo



/s/ Gregory Kopchinsky
-------------------------------------------
Gregory Kopchinsky



  /s/ Eric A. Young
-------------------------------------------
Eric A. Young



/s/ Stephen L. Green
-------------------------------------------
Stephen L. Green



/s/ James C. Furnivall
-------------------------------------------
James C. Furnivall



/s/ Deepak Kamra
-------------------------------------------
Deepak Kamra









                              PAGE 28 OF 29 PAGES

-------------------                                          -------------------
CUSIP NO. 45839Y107                   13G                    PAGE 29 OF 29 PAGES
-------------------                                          -------------------


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of John V. Balen pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of September, 1999.



/s/ John V. Balen
-------------------------------------------
John V. Balen



















                              PAGE 29 OF 29 PAGES